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                                                                EXHIBIT 10.12




                     KEY EMPLOYE DEFERRED COMPENSATION PLAN

                                 January, 1990


         The Key Employe Deferred Compensation Plan ("Plan"), initiated in 1964, is designed to supplement pension benefits available to certain management employees under the Employes' Retirement Plan. Basic Awards may be made to eligible individuals effective each December 31.

ADMINISTRATION

         The Organization and Compensation Committee ("Committee") of the Board of Directors administers the Plan and is responsible for all future awards hereunder without further action by the Board of Directors. The Committee has the authority to interpret the Plan's provisions and prescribe any regulations relating to its administration.

ELIGIBILITY

         Participation (subject to award eligibility requirements) in the Plan is restricted to the following employes:

                                  Frank E. Agosti
                                  Stanley G. Catola
                                  Malcolm G. Dade, Jr.
                                  Ronald W. Gresens
                                  Willard R. Holland
                                  Wesley D. Kappler
                                  Sheldon M. Lutz
                                  Robert V. Nicolson
                                  William S. Orser
                                  Frederick L. Petersen
                                  J. James Roosen
                                  Mahmud U. Syed
                                  B. Ralph Sylvia
                                  S. Martin Taylor
                                  James H. Tuttle
                                  Maurice L. Vermeulen
                                  Richard C. Viinikainen
                                  Saul J. Waldman
                                  Morley A. Wassermann

         Participants must be age 50 or older to be eligible to receive basic awards.

CALCULATION OF BASIC AWARD AMOUNTS

         For Plan years beginning 1989, participants will receive basic awards of one percent (1%) of the total base salary paid or accrued during full months for which the eligibility criteria have been met; provided, however, that in the event the Committee certifies to the Paymaster a different award (or no award) by December 31, then such certified amount shall prevail.





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For example, assume an individual earns $10,000 per month and reaches age 50 on
July 1. The award amount would be calculated for such year as follows:

                         .01 X $10,000 X 6 = $600.00

CALCULATION OF SUPPLEMENTAL AWARD AMOUNTS

         In addition to the Basic Awards, Supplemental Awards are calculated and paid monthly at the same time as Basic Awards are paid. The amount of each Supplemental Award is the sum of: (A) 1/12 of the balance of total unpaid Basic Awards granted prior to 1981 times the average prime interest rate of the National Bank of Detroit for the preceding month less 1%, PLUS (B) 1/12 of the balance of total unpaid Basic Awards granted after 1980 times the lesser of (i) the average prime interest rate of the National Bank of Detroit for the preceding month less 1%, or (ii) 10%.

         For example, assume an individual terminates employment on January 1, 1993 and has received Basic Awards as follows:


                          1978                          $500
                          1979                           600
                          1980                           700
                          1981                           800
                          1982                           900
                          1983                         1,000
                          1984                         1,100
                          1985                         1,200
                          1986                         1,300
                          1987                         1,400
                          1988                         1,500
                          1989                         1,600
                          1990                         1,700
                          1991                         1,800
                          1992                         1,900

         Total annual Basic Awards are $18,000 per year and total unpaid Basic Awards are $18,000 x 15 = $270,000.

         Assume that the average prime interest rate for December 1992 is 13%. The Basic Award for January 1993 would be $18,000 12 = $1,500 and the
Supplemental Award for January 1993 would be $27,000 x 12%   12 = $270 plus
$243,000 x 10%   12 = $2,025, for a total Supplemental Award of $2,295.  The total award for the first month would therefore be $1,500 + $2,295 = $3,795.

         Assume that the average prime interest rate for January 1993 was 10%. The Basic Award for February 1993 would be $1,500 and the Supplemental Award
would be ($27,000 - $150) x 9%   12 = $201.38 plus ($243,000 - $1,350) x 9%
12 = $1,812.38, for a total Supplemental Award of $2,013.76. The total award would therefore be $1,500 + $2,013.76 = $3,513.76.


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AWARDS

         Awards under this Plan are not considered earnings for purposes of the Employe Savings Plan, the Employes' Retirement Plan, insurance or other employe benefit programs including, but not limited to, the Executive Incentive Plan.


         Note, however, that under certain circumstances awards granted after January 1, 1984 may be subject to the Federal Insurance Contributions Act ("F.I.C.A.") tax.

         The amount of Basic Award grants is prorated for individuals who have met the eligibility criteria during a given year but whose employment is terminated for any reason during such year.

PAYMENT OF AWARDS

         Basic Awards are paid to participants in monthly installments for a period of 15 years after termination of employment, commencing in the first full month after termination. In other words, if an individual's 1984 Deferred Compensation Plan award were $1,000 then that individual would be entitled to receive $83.33 per month ($1,000 per year) for a period of 15 years following termination of employment. Supplemental Awards are calculated, added to and paid at the same time as Basic Awards.

         If a participant should die prior to receipt of the full amount of all awards, the remaining balance of unpaid Basic Awards plus Supplemental Awards are paid to the participant's designated beneficiary or estate on the same monthly basis as if paid to the participant. At the election of the participant, payments to a designated beneficiary may be made monthly over a shorter period or in a lump sum.

AMENDMENT OR TERMINATION

         The Company reserves the right to amend, modify, supplement or terminate the Plan at any time, provided, however, that no such amendment, modification, supplement or termination shall adversely affect the right of any participant (or such participant's beneficiary) to receive benefits theretofore accrued, without such person's prior written amount. Notwithstanding the foregoing, no amendment, modification, supplement or termination may be made after the occurrence of a Change in Control, as defined in Addendum I, that shall adversely affect the rights of any person who is receiving or upon termination would thereupon be entitled to receive a benefit under the Plan, without such person's prior written consent. The foregoing does not preclude voluntary waiver of benefits by a participant or beneficiary or a deemed waiver of benefits by a participant pursuant to Addendum I.

CHANGE-IN-CONTROL BENEFIT FOR CERTAIN PERSONS

         Notwithstanding the foregoing provisions of the Plan, a participant who has entered into a Change-in-Control Severance Agreement with DTE Energy Company ("Change-in-Control Severance Agreement") shall receive a benefit as provided in Addendum I to the Plan upon termination of employment in certain
circumstances following a Change in Control, as defined in Addendum I.   In
addition, any participant or beneficiary receiving a benefit under the Plan at the time of the occurrence of a Change in Control, as defined in Addendum I, shall receive payment as provided in Addendum I. If a benefit is payable to a participant or any beneficiary pursuant to Addendum I, neither the participant or any beneficiary thereof, shall be entitled to any payments or further payments, as the case may be, under the foregoing provisions of the Plan.



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                                   ADDENDUM I

                           CHANGE-IN-CONTROL BENEFITS

                 A change in control ("Change in Control") for purposes of the Plan and this Addendum I shall have occurred if at any time on or after October 1, 1997 any of the following events shall occur:

         (1) DTE Energy Company ("DTE") is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 55% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors (the "Voting Stock") of DTE immediately prior to such transaction;

         (2) DTE sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer, less 55% of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of DTE or a Subsidiary (as hereinafter defined)) by the holders of Voting Stock of DTE immediately prior to such sale or transfer;

         (3) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
                 Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of DTE;

         (4) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of DTE cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this paragraph (4) each director who is first elected, or first nominated for election, by DTE's stockholders, by a vote of at least two-thirds of the directors of DTE (or a committee thereof) then still in office who were directors of DTE at the beginning of any such period will be deemed to have been a director of DTE at the beginning of such period; or

         (5) The approval of the shareholders of DTE of a complete liquidation or dissolution of DTE.

                 Notwithstanding the foregoing provisions of paragraph (3) above, unless otherwise determined in a specific case by majority vote of the Board of Directors of DTE, a "Change in Control" shall not be deemed to have



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                 occurred for purposes of paragraph (3) solely because (i) DTE,
                 (ii) an entity in which DTE directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (iii) any DTE-sponsored employee stock ownership plan or any other employee benefit plan of DTE or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise.

                 In the event a Change in Control occurs, any participant or beneficiary thereof who as of the date of the occurrence of the Change in Control is receiving benefits under the Plan shall be paid in cash in a lump sum an amount equal to the actuarial equivalent present value of the remaining benefits, determined as of the date of payment, that are payable to or in respect of such person under the Plan (including survivor benefits, if applicable).

                 In the event a Change in Control occurs, any participant who has entered into a Change-in-Control Severance Agreement and whose employment is terminated after the occurrence of the Change in Control in circumstances entitling the individual to severance compensation under Section 4 of the Change-in-Control Severance Agreement shall be entitled to a cash lump sum payment under the Plan; provided, however, that if the participant is eligible for and would be entitled to a lump sum payment under the terms of the Management Supplemental Benefit Plan ("MSBP") sponsored by The Detroit Edison Company that is greater than the lump sum payment to which the participant would be entitled under this Plan as determined in this Addendum I, then the participant shall be deemed to have elected to participate in the MSBP and waived his or her right to any benefit under this Plan including under this Addendum I. The amount of lump sum payment payable hereunder shall be equal to the actuarial equivalent present value of the benefit that would otherwise be payable to the participant under the Plan determined as otherwise provided in the Plan but with the following modification:


                 (1) For any Plan Year ending after the occurrence of the Change in Control the participant's Basic Award under "Calculation of Basic Award Amounts" shall be no less than one percent (1%) of the participant's total base salary paid or accrued during full months for which the eligibility criteria have been met; provided, however, that for a participant who has met the eligibility criteria during the Plan year but whose employment is terminated during such year, the amount of Basic Award shall be credited at termination and shall be equal to not less than one percent (1%) of the participant's total base salary paid or accrued during the full months prior to termination.

                 Upon the foregoing payment, no further benefits shall be payable under the Plan to such participant or beneficiary thereof. Payments under this Addendum I shall be made within 30 days after the date on which the Change in Control occurs or, if later, the date the participant terminates employment.

                 For purposes of this Addendum I,

                 (a) Basic Awards are deemed to have been deposited in a
                     phantom account.



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      (b)        Any participant or beneficiary receiving benefits
                 at the time of the Change in Control will receive a cash lump sum equal to the balance of the phantom account.

      (c)        Any eligible participant terminated after a Change
                 in Control will receive a cash lump sum payment under the Plan
                 equal to the current   phantom account balance (15 times the
                 Basic Awards credited to the account plus the Basic Award determined in paragraph (1) above).



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